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                                                              EXHIBIT 99

Waddell & Reed Financial, Inc.
6300 Lamar
Overland Park, Kansas  66202

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NEWS RELEASE
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Contact:
D. Tyler Towery                            NYSE:  WDR and WDR.B
(913) 236-1806
                                           FOR IMMEDIATE RELEASE March 7, 2000
                                           6:14 A.M. EASTERN


                WADDELL & REED, FINANCIAL, INC. ANNOUNCES
                       THREE FOR TWO STOCK SPLIT


OVERLAND PARK, Kan., March 7/PRNewswire/ -- Waddell & Reed Financial, Inc. today announced that its Board of Directors has approved a three-for-two stock split on both its Class A (NYSE: WDR) and Class B (NYSE: WDR.B) Common Stock. The stock split will be effected as a dividend. Holders of Class A Common Stock and Class B Common Stock as of March 17, 2000 will be entitled to one additional share for every two shares held on that record date. On April 7, 2000 Waddell & Reed's transfer agent will begin to distribute the new shares along with checks for the value of any resulting fractional shares. Management believes that over time the split will lead to a more liquid market for the Company's shares.

This announcement of the three-for-two split follows Waddell & Reed's signing last week of a definitive agreement to purchase The Legend Group, a mutual fund distribution and retirement planning company serving employees of school districts and other not-for-profit organizations nationwide. At December 31, 1999, The Legend Group, based in Palm Beach Gardens, Fla. had approximately 61,000 clients with $3.1 billion in third-party mutual fund
assets, primarily in retirement plans.   Waddell & Reed expects that the
acquisition of Legend will be modestly accretive to earnings in 2000 and increasingly so going forward.

Waddell & Reed Financial, Inc., through its wholly owned subsidiaries, serves as investment advisor and exclusive underwriter and distributor for the United Group of Mutual Funds, the Waddell & Reed Funds, Inc. and the Target/United Funds, Inc. At December 31, 1999, the Company had assets under management of $37.3 billion.

The statements in this release relating to matters that are not historical facts are forward-looking statements based on management's belief and assumptions using currently available information. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct. Such statements involve a number of risks and uncertainties, including, but not limited to, the ability to manage rapid growth and business diversification, risks associated with acquisitions and other risks and uncertainties detailed in the reports filed by the Company with the Securities and Exchange Commission. The Company assumes no duty to publicly update such statements.

Toll Free: (800) 532-2757
           Investorrelations@waddell.com
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           http://www.waddell.com